Exhibit 99


CONTACT:
Ron Kochman
VoltDelta Resources LLC
(212) 704-2400


                VOLTDELTA CLOSES DIRECTORY AND OPERATOR SERVICES
                        TRANSACTION WITH NORTEL NETWORKS

NEW YORK-August 2, 2004 -VoltDelta Resources LLC, a subsidiary of Volt Information Sciences, Inc. [NYSE: VOL] announced today that it has closed a previously announced agreement with Nortel Networks under which Nortel Networks* will contribute certain assets and certain liabilities of its directory and operator services (DOS) business to VoltDelta.

VoltDelta's DOS business will provide continued focus and investment to develop next generation directory assistance voice over packet based solutions - particularly for the wireless market - to meet rapidly evolving customer requirements. The acquisition will allow VoltDelta to provide the newly combined customer base with new solutions, an expanded suite of products, content and enhanced services.

In addition, the companies also entered into a 10-year relationship agreement to maintain the compatibility and interoperability between future releases of Nortel Networks Traffic Operator Position System (TOPS) switching platform and VoltDelta's IWS/MWS operator workstations and associated products. Nortel Networks and VoltDelta will work together developing feature content and release schedules for, and to ensure compatibility between, any TOPS changes that require a change in VoltDelta's products or workstations.

Under the terms of the agreement, Nortel Networks received a 24% minority equity interest in VoltDelta, a leading provider of DOS in North America and Europe. At any time after two years Nortel Networks may exercise its put or VoltDelta may exercise its call to effect VoltDelta's purchasing Nortel Networks' minority equity interest. If either party exercises its option between year two and three the price paid to Nortel Networks for its 24% minority equity interest will be based on an enterprise value to revenue formula of comparable companies not to exceed 30% of VoltDelta's last twelve months revenue with a minimum payment of US$25 million and a maximum payment of US$70 million. If the option is exercised after three years the price paid will be a mutually agreed upon amount.

VoltDelta, a subsidiary of Volt Information Sciences (reported as Volt's Computer Systems segment) is a leading provider of enhanced directory assistance solutions and information services to the global telecommunications market. Thirty years of operator services experience have enabled VoltDelta to meet evolving market requirements providing innovative technology and services to wireline and wireless markets. For further information please visit www.voltdelta.com or www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Volt's reports filed with the Securities and Exchange Commission. Copies of Volt's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by Volt are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Volt's website at http://www.volt.com in the Investor Information section.

                                      -end-



* Nortel Networks is a trademark of Nortel Networks.